                                                                                                                                                                                                                                                                                                                                                                   NEWS RELEASE

COMPANY CONTACT:
Bob Powers
Vice President Investor Relations
856.628.0361

CHECKPOINT SYSTEMS, INC. ANNOUNCES THE RESIGNATION
OF BOARD MEMBER ROBERT N. WILDRICK

Thorofare, New Jersey, April 17, 2012 – Checkpoint Systems, Inc. (NYSE: CKP) today announced the resignation of Robert N. Wildrick from its Board of Directors, effective April 13, 2012.

Mr. Wildrick, who has been a director of Checkpoint Systems since 2008, resigned for personal reasons. His decision is not the result of any dispute or disagreement with the Company or its Board of Directors on any matter relating to the Company's operations, policies or practices.

“On behalf of Checkpoint Systems and its shareholders, I wish to thank Bob for his service to the Company,” said Rob van der Merwe, Chairman, President and Chief Executive Officer of Checkpoint Systems. “His solid advice and support have been invaluable to both the Board and management.”

Checkpoint Systems, Inc.

Checkpoint Systems is a global leader in shrink management, merchandise visibility and apparel labeling solutions. Checkpoint enables retailers and their suppliers to reduce shrink, improve shelf availability and leverage real-time data to achieve operational excellence. Checkpoint solutions are built upon 40 years of RF technology expertise, diverse shrink management offerings, a broad portfolio of apparel labeling solutions, market-leading RFID applications, innovative high-theft solutions and its Web-based Check-Net® data management platform.  As a result, Checkpoint customers enjoy increased sales and profits by improving supply-chain efficiencies, by facilitating on-demand label printing and by providing a secure open-merchandising environment enhancing the consumer’s shopping experience.  For more information, visit www.checkpointsystems.com.